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                                                                     EXHIBIT 2.2



                              CONSULTING AGREEMENT

        This Consulting Agreement ("Agreement") is entered into this 4th day of November, 1997 and effective as of the Effective Time (as defined in the Merger Agreement (defined below)) by and between Consolidated Stores Corporation, a Delaware corporation (the "Company"), and Philip L. Carter ("Consultant"). In the event the Merger (defined below) is not consummated, this Agreement shall be null and void.

                              W I T N E S S E T H:

        WHEREAS, the Company, MBC Consolidated Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("Sub") and Mac Frugal's Bargains - Close-Outs Inc., a Delaware corporation ("Mac Frugal's") have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"); and

        WHEREAS, Consultant prior to the Effective Time (as defined in the Merger Agreement) served as the President and Chief Executive Officer of Mac Frugal's; and

        WHEREAS, the execution and delivery of this Agreement is contemplated by the parties in connection with the Merger Agreement.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereby agree as follows:

        1. Consulting Period. The Company shall engage Consultant on the terms and conditions set forth herein for a term of six (6) months, commencing as of the Effective Time (as defined in the Merger Agreement) and continuing through and until July 31, 1998; provided, however, that the Company, in its sole discretion, may, upon 30 days written notice to Consultant, terminate this Agreement. The term of this Agreement is hereinafter referred to as the "Consulting Period."

        2. Consulting Services. During the Consulting Period, Consultant shall provide the Company, at such times and as may be requested by the Company, with advice and recommendations concerning various matters respecting the business of Mac Frugal's, including, without limitation, advice and recommendations as to business arrangements, customers and the operations of Mac Frugal's. At the request of the Company, Consultant shall meet periodically with the Company's officers or such other persons as may be designated by the Company for the purpose of providing the consulting services as provided herein. Consultant will be reimbursed for his reasonable business expenses incurred in connection with this Agreement provided that such expenses result from providing consulting services hereunder as requested by the Company and that Consultant submits documentation of such expenses in accordance with Company policy. Consultant will receive 48-hour prior notice of consulting services that will require travel by him outside of the State of California and will not be required to travel outside the greater Los Angeles area for more than five days during any consecutive 4-week period. Airline travel required of




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Consultant in connection with this Agreement will be at a class equivalent to that used by the Chief Executive Officer of the Company.

        3. Payments. As consideration for the obligations of Consultant under this Agreement, the Company shall pay the aggregate amount of Nine Hundred Seventy Thousand Dollars ($970,000), payable in equal weekly installments in arrears, to Consultant, with no other payments or benefits due to Consultant. Such weekly payments shall commence as of the Effective Time (as defined in the Merger Agreement) and continue through and until July 31, 1998 regardless of whether this Agreement is terminated by the Company pursuant to Section 1 hereof.

        4. Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall nevertheless be binding and enforceable.

        5. Binding Agreement. The rights and obligations of the Company and Consultant under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company and the heirs, estate and personal representatives of Consultant.

        6. Waiver. Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver by a party of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to that party under the circumstances.

        7. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof. It may not be changed orally but may be changed only by an agreement in writing signed by the party against whom enforcement is sought.

        8. Notices. All notices, requests, demands and other communications under this Agreement must be in writing and shall be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:




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               To the Company:      Consolidated Stores Corporation
                                    300 Phillipi Road
                                    Columbus, Ohio 43228-8707
                                    Facsimile No.: 614-278-6762
                                    Attention: General Counsel

               With a copy to:      Benesch, Friedlander, Coplan & Aronoff  LLP
                                    2300 BP America Building
                                    200 Public Square
                                    Cleveland, Ohio  44114-2378
                                    Facsimile No.: (216) 363-4588
                                    Attention: Michael Wager, Esq.

               To Consultant:       Philip L. Carter
                                    10520 Wilshire Boulevard #702
                                    Los Angeles, California  90024

        9. Governing Law; Jurisdiction and Venue. This Agreement shall be construed under and governed by the laws of the State of California without regard to the principles of conflicts of laws. The parties hereto consent to the jurisdiction of the courts of the State of California and to venue within the State of California.

        10. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, may be settled by arbitration in Los Angeles, California, in accordance with the commercial arbitration rules of the American Arbitration Association then pertaining; provided, however, that any such arbitration procedure shall not be binding on the parties absent their written agreement to the determination of the arbitrator. Nothing in this
Section 10 shall be construed so as to deny any party the right and power to seek and obtain any other remedy available to such party in equity or at law.

        11. Counterparts. This Agreement may be executed in multiple identical counterparts, which when taken together, shall constitute a single instrument.




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        IN WITNESS WHEREOF, the Company and Consultant have caused this
Consulting Agreement to be executed as of the date first above written.




                                            CONSOLIDATED STORES CORPORATION


                                            By:_________________________________
                                               Name:____________________________
                                               Title:___________________________


                                            CONSULTANT


                                            ____________________________________
                                            Philip L. Carter





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